Exhibit 99.1

   Simsbury Bank Announces Paul Little as new Chief Lending Officer

    SIMSBURY, CT.--(BUSINESS WIRE)--May 18, 2006--The Simsbury Bank & Trust Company, a subsidiary of SBT Bancorp, Inc. (OTCBB: SBTB), is very pleased to announce that Paul R. Little has joined its senior officer team as Senior Vice President and Chief Lending Officer. Mr. Little replaces Charles D. Forgie who had announced his retirement earlier.
    As Chief Lending Officer, Mr. Little will lead and manage all lending activity, including managing all lending officers and loan administration professionals. Mr. Little will have oversight of lending policies and procedures, portfolio composition and concentrations, and budget goals for all of the Bank's consumer, residential mortgage and commercial loans. He will also serve as the Bank's Community Reinvestment Officer.
    In announcing Mr. Little's hiring, Martin J. Geitz, President and CEO of The Simsbury Bank, said, "Paul brings to us 25 years of extensive commercial and real estate lending experience. He exemplifies the personalized approach to banking that we at The Simsbury Bank pride ourselves on taking. Mr. Little has a strong history of working well with all sizes of business customers and excels at tailoring the institution's loan options to his customers' needs." Mr. Little said, "I am excited to join The Simsbury Bank, an institution clearly in growth mode, but which is very conscious of maintaining the personal approach to customer relations that is their strength."
    Immediately prior to joining The Simsbury Bank, Mr. Little was Vice President of Commercial Real Estate Lending for Liberty Bank; previous to that he was Vice President of Commercial Real Estate Loans for Savings Bank for Manchester/New Alliance Bank. Mr. Little is a graduate of New England College. He values community involvement and as such works with the Boy Scout Troop in Berlin, Connecticut, is a volunteer with the Berlin School Student Publishing Center, is Warden at St. Gabriel's Episcopal Church in East Berlin and has been a coach for the Berlin Youth Soccer Association. He resides in Berlin with his wife and three children.
    The Simsbury Bank & Trust Company is a locally-controlled, customer-friendly commercial bank for businesses and consumers with approximately $210 million in assets. The Bank serves customers through full-service offices in Simsbury, Avon, Canton, Granby - and, opening in June, Bloomfield - Connecticut, SBT Online Internet banking at simsburybank.com, free ATM transactions at 2,800 machines throughout the northeastern U.S. via the SUM program and 24 hour telephone banking. The Bank offers investment services through its wholly-owned subsidiary, SBT Investment Services, Inc. The stock of the Bank's parent company, SBT Bancorp, Inc., is traded over-the-counter under the ticker symbol OTCBB: SBTB. Visit the Bank's website at www.simsburybank.com
    Certain statements in this press release, including statements regarding the intent, belief or current expectations of SBT Bancorp, Inc., The Simsbury Bank & Trust Company, or their directors or officers, are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

    CONTACT: The Simsbury Bank & Trust Company
             Susan D. Presutti, 860-408-5493
             fax: 860-408-4679
             spresutti@simsburybank.com